                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                              MILLENNIUM CELL INC.
         ---------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
         ---------------------------------------------------------------
                         (Title of Class of Securities)

                                   60038b 10 5
                 ----------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
                 ----------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[x]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages

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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 2 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Stephen D. Weinroth
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5   SOLE VOTING POWER
  NUMBER OF            2,851,578 shares
   SHARES       ----------------------------------------------------------------
BENEFICIALLY       6   SHARED VOTING POWER
    OWNED              316,500 shares
   BY EACH      ----------------------------------------------------------------
  REPORTING        7   SOLE DISPOSITIVE POWER
   PERSON              2,851,578 shares
    WITH        ----------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER
                       316,500 shares
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,168,078 shares
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       10.7%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 15 pages

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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 3 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cathy Marks Weinroth
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
     NUMBER OF               296,500 shares
      SHARES          ----------------------------------------------------------
   BENEFICIALLY          6   SHARED VOTING POWER
      OWNED                  0
      BY EACH         ----------------------------------------------------------
    REPORTING            7   SOLE DISPOSITIVE POWER
      PERSON                 296,500 shares
       WITH           ----------------------------------------------------------
                         8   SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       296,500 shares
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 4 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Stephen and Cathy Weinroth Charitable Trust dtd 6/29/98
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                      (b) [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                         5   SOLE VOTING POWER
                             20,000 shares
       NUMBER OF      ----------------------------------------------------------
        SHARES           6   SHARED VOTING POWER
     BENEFICIALLY            0
        OWNED         ----------------------------------------------------------
        BY EACH          7   SOLE DISPOSITIVE POWER
      REPORTING              20,000 shares
        PERSON        ----------------------------------------------------------
         WITH            8   SHARED DISPOSITIVE POWER
                             0
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       20,000 shares
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.1%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
       OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 5 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G


PRELIMINARY NOTE

THIS COMBINED STATEMENT IS BEING FILED ON BEHALF OF STEPHEN D. WEINROTH, CATHY MARKS WEINROTH AND THE STEPHEN AND CATHY WEINROTH CHARITABLE TRUST DTD 6/29/98.

ITEM 1.

     (a)  Name of Issuer:

               Millennium Cell Inc.

     (b)  Address of Issuer's Principal Executive Offices:

               One Industrial Way West
               Eatontown, New Jersey  07724

ITEM 2.

     (a)  Name of Persons Filing:

               Stephen D. Weinroth, Cathy Marks Weinroth and the Stephen and Cathy Weinroth Charitable Trust dtd 6/29/98.

     (b)  Address of Principal Business Office or, if none, Residence:

          The principal business office of each Reporting Person is:

          c/o Andersen Weinroth & Co.
          1330 Avenue of the Americas
          36th Floor
          New York, New York 10019


     (c)  Citizenship:

          Stephen D. Weinroth:                                     United States
          Cathy Marks Weinroth:                                    United States
          Stephen and Cathy Weinroth Charitable Trust dtd 6/29/98  _____________

     (d)  Title of Class of Securities:

               Common Stock

     (e)  CUSIP Number:

               60038b 10 5


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR (c), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                                 NOT APPLICABLE

                               Page 5 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 6 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G

     (a) [ ]  Broker or Dealer registered under Section 15 of the Act

     (b) [ ]  Bank as defined in section 3(a)(6) of the Act

     (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act

     (e) [ ]  Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] Employee Benefit Plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. (Section) 1813);

     (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act of 1940;

     (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

a.   Amount beneficially owned:                          3,168,078

     (i)      Stephen D. Weinroth                        2,851,578

     (ii)     Cathy Marks Weinroth                       296,500

     (iii)    Stephen and Cathy Weinroth Charitable      20,000

     Trust dtd 6/29/98

b.   Percent of class:                                   10.7%

c.   Number of shares:

     (i)      Sole power to vote or direct vote:
              Stephen D. Weinroth                        2,851,578
              Cathy Marks Weinroth                       296,500
              Stephen and Cathy Weinroth Charitable      20,000
              Trust dtd 6/29/98

     (ii)     Shared Power to vote or direct vote:
              Stephen D. Weinroth                        3,168,078
              All other Reporting Persons                0

     (iii)    Sole power to dispose or to direct disposition of:
              Same response as (c)(i) above.

     (iv)     Shared power to dispose or direct the disposition of:
              Same response as (c)(ii) above.

                               Page 6 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 7 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 NOT APPLICABLE

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                                 NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE

ITEM 10. CERTIFICATIONS

                           SEE ATTACHED CERTIFICATIONS


                               Page 7 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 8 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G


                                  CERTIFICATION
                                  -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                        /s/ Stephen D. Weinroth
                                   -----------------------------------
                                          Stephen D. Weinroth






                               Page 8 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 9 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G



                                  CERTIFICATION
                                  -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                              /s/ Cathy Marks Weinroth
                                         -----------------------------------
                                                Cathy Marks Weinroth





                               Page 9 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 10 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G


                                  CERTIFICATION
                                  -------------

     By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                        Stephen and Cathy Weinroth
                                        Charitable Trust dtd 6/29/98

                                        By: /s/ Stephen D. Weinroth
                                            ---------------------------------
                                            Name: Stephen D. Weinroth
                                            Title: Trustee




                              Page 10 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 11 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             /s/ Stephen D. Weinroth
                                             --------------------------------
                                             Stephen D. Weinroth

                                             Dated: May 7, 2003




                              Page 11 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 12 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             /s/ Cathy Marks Weinroth
                                             ----------------------------------
                                             Cathy Marks Weinroth

                                             Dated: May 7, 2003



                              Page 12 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 13 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             Stephen and Cathy Weinroth
                                             Charitable Trust dtd 6/29/98

                                             By: /s/ Stephen D. Weinroth
                                                 ------------------------------
                                             Name: Stephen D. Weinroth
                                             Title: Trustee

                                             Dated: May 7, 2003



                              Page 13 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 14 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G


                                                                       EXHIBIT A



                             JOINT FILING STATEMENT

     Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, we, the undersigned, hereby express our agreement that the Schedule 13G (and any amendments thereto) reporting each of the undersigned's ownership of securities of Millennium Cell Inc. is filed on behalf of each of us. This agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


                                             /s/ Stephen D. Weinroth
                                             -----------------------------------
                                             Stephen D. Weinroth

                                             Dated: May 7, 2003



                                             /s/ Cathy Marks Weinroth
                                             -----------------------------------
                                             Cathy Marks Weinroth

                                             Dated: May 7, 2003


                                             Stephen and Cathy Weinroth
                                             Charitable Trust dtd 6/29/98

                                             By: /s/ Stephen D. Weinroth
                                                 -------------------------------
                                             Name: Stephen D. Weinroth
                                             Title: Trustee

                                             Dated: May 7, 2003



                              Page 14 of 15 pages
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--------------------------                                 ---------------------
CUSIP No. 60038b 10 5                                        Page 15 of 15 Pages
--------------------------                                 ---------------------

                                  SCHEDULE 13G



                                                                       EXHIBIT B

                                POWER OF ATTORNEY

     The undersigned does hereby appoint Stephen D. Weinroth, with full power of substitution, as the true and lawful attorney-in-fact of the undersigned, to sign on behalf of the undersigned in respect of the ownership of equity securities deemed held by the undersigned and to be reported pursuant to Sections 13(d), 13(f) and 13(g) of the Securities Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.

     IN WITNESS WHEREOF, this Power of Attorney has been executed as of the 7th day of May 2003.



                                        /s/ Cathy Marks Weinroth
                                     -------------------------------
                                          Cathy Marks Weinroth






                              Page 15 of 15 pages